Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Robert Moll
Eric Younan
248.855.6777

TRIMAS CORPORATION NAMES JEFF PAULSEN PRESIDENT,
ENERGY PRODUCTS AND INDUSTRIAL SPECIALTIES GROUPS

Bloomfield Hills, Michigan—January 3, 2007—Grant H. Beard, President and Chief Executive Officer of TriMas Corporation, announced the appointment of Jeff Paulsen as Group President, Energy Products and Industrial Specialties Groups, effective January 2, 2007.

“We are fortunate to have Jeff as part of TriMas’ executive team,” Beard said.  “His extensive business background and recent experience within a high-performance company like Stryker provides TriMas with additional strength as it relates to our company’s growth.”

Paulsen will manage the comprehensive strategic direction of the Energy Products and Industrial Specialties Groups. This will include advising strategic business unit presidents relative to financial, operating and growth objectives for their respective entities. Additionally, Paulsen will become a key member of the TriMas leadership team. He will be engaged in the development of TriMas’ long-term business goals.

He has more than 20 years of manufacturing and business leadership experience with such companies as McDonnell Douglas, Ford Motor Company and Plante & Moran.  Prior to joining TriMas, Paulsen served as president of Stryker Corporation’s $1.2 billion Reconstructive Orthopedic Implant Division.

Paulsen earned a B.A. in marketing from Michigan State University and a M.B.A. from The Ohio State University, where he earned recognition as a Weidler Scholar for academic excellence.

About TriMas

Headquartered in Bloomfield Hills, Michigan, TriMas is a diversified growth company of high-end, specialty niche businesses manufacturing a variety of products for commercial, industrial and consumer markets worldwide. TriMas is organized into five strategic business segments: Packaging Systems, Energy Products, Industrial Specialties, RV & Trailer Products and Recreational Accessories. TriMas has about 5,000 employees at 80 different facilities in 10 countries. For more information, visit www.trimascorp.com.

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